UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SpartanNash Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2025

SpartanNash Company

(Exact name of Registrant as Specified in Its Charter)

Michigan	000-31127	38-0593940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 76th Street, S.W. P.O. Box 8700
Grand Rapids, Michigan		49518-8700
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (616) 878-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	SPTN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On August 14, 2025, SpartanNash Company (“SpartanNash”) issued the press release attached to this Form 8-K as Exhibit 99.1 concerning its financial results for the 12-week second quarter ended July 12, 2025. The information contained in this Current Report on Form 8-K (including Exhibit 99.1 referenced herein) is being furnished and is not “filed” with the Securities and Exchange Commission (“SEC”) and is not incorporated by reference into any registration statement under the Securities Act of 1933.

The press release contains forward-looking statements within the meaning of the Securities Act and the Exchange Act and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements relate to SpartanNash’s current expectations and are subject to the limitations and qualifications set forth in the press release as well as in SpartanNash’s other documents filed with the SEC, including, without limitation, that actual events and/or results may differ materially from those projected in such forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits: The following document is attached as an exhibit to this report on Form 8-K:

Exhibit No.	Description
99.1	Press Release dated August 14, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2025	SpartanNash Company

	By:	/s/ Jason Monaco
Jason Monaco Executive Vice President and Chief Financial Officer (Principal Financial Officer)

3

Exhibit 99.1

FOR IMMEDIATE RELEASE

SpartanNash Announces Second Quarter Fiscal 2025 Results

Strong Profitability Driven by Gross Margin Improvements and Contributions from Recent Acquisitions

C&S Wholesale Grocers Transaction is Expected to Close in Late 2025

GRAND RAPIDS, Mich. – Aug. 14, 2025 – Food solutions company SpartanNash® (the "Company") (Nasdaq: SPTN) today reported financial results for its 12-week second quarter ended July 12, 2025.

"I’m proud of our team’s continued focus and efforts to execute on the strategic plan, which delivered strong profitability driven by cost savings and expanded margins. Our performance remains ahead of our expectations as we work to maximize shareholder value," said SpartanNash President and CEO Tony Sarsam. "Closing the C&S transaction remains a top priority, and we are energized by the opportunity to deliver even greater value to hometown grocery stores and shoppers across the country."

Second Quarter Fiscal 2025 Highlights(1)

•
Net sales increased 1.8% to $2.27 billion, driven by contributions from recent acquisitions in the Retail segment, partially offset by lower volume in the Wholesale segment.
o
Wholesale segment net sales decreased 3.0% to $1.51 billion primarily due to reduced case volumes in the national accounts customer channel and the elimination of intercompany sales to the newly acquired Fresh Encounter Inc. stores. These declines were partially offset by higher sales in the military customer channel.
o
Retail segment net sales increased 12.8% to $762.9 million due to incremental sales from recently acquired stores. Retail comparable store sales decreased 0.5% due to lower unit volumes.
•
Net earnings of $6.2 million or $0.18 per diluted share, compared to $11.5 million or $0.34 per diluted share. Adjusted EPS(2)(3) of $0.54, compared to $0.59.
o
Net earnings were lower due to costs associated with the pending merger, depreciation and amortization, enterprise-wide organizational realignment, and higher incentive compensation. These impacts were partially offset by an improved Wholesale segment gross margin rate, lower restructuring and asset impairment charges, and decreased corporate administrative costs. Adjusted EPS(2)(3) excludes the impact of acquisition and integration, organizational realignment, restructuring and asset impairment charges.
•
Adjusted EBITDA(3)(4) of $68.7 million, compared to $64.5 million.
o
The improvement was driven by the factors above, excluding the unfavorable increase in non-cash expenses, primarily depreciation and amortization, that impacted adjusted EPS(2)(3).

Other Fiscal 2025 Highlights(5)

•
Cash generated from operating activities of $112.6 million compared to $132.1 million.
•
Net long-term debt(6) to adjusted EBITDA(3)(4) ratio of 2.7x improved sequentially compared to 2.9x at the end of the first quarter.
•
Capital expenditures and IT capital(7) of $56.2 million compared to $73.4 million.
•
Returned $15.5 million to shareholders through dividends.

(1)
All comparisons are for the second quarter of 2025 compared with the second quarter of 2024, unless otherwise noted.
(2)
A reconciliation of net earnings to adjusted earnings from continuing operations, as well as per diluted share (“adjusted EPS”), a non-GAAP financial measure, is provided in Table 3.
(3)
Non-GAAP profitability measures exclude, among other items, acquisition and integration activity, organizational realignment expenses, restructuring and asset impairment charges, and the impact of the LIFO provision.
(4)
A reconciliation of net earnings to adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2.
(5)
All comparisons are for the fiscal year-to-date 2025 compared with the fiscal year-to-date 2024, unless otherwise noted.
(6)
A reconciliation of long-term debt and finance lease obligations to net long-term debt and net loss to adjusted EBITDA, non-GAAP financial measures, are provided in Table 4.
(7)
A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 5.

C&S Wholesale Grocers Transaction

On June 22, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with C&S Wholesale Grocers, LLC (“C&S”), pursuant to which C&S will acquire SpartanNash for a purchase price of $26.90 per share of SpartanNash common stock in cash, representing total consideration of $1.77 billion, including assumed net debt (the “Transaction”). Details regarding the Transaction can be found in the Form 8-K filed on June 23, 2025 and the joint press release issued by the Company and C&S on June 23, 2025. The Transaction price represents a 52.5% premium over SpartanNash's closing price on June 20, 2025, of $17.64, and a premium of 42.0% to its 30-day volume-weighted average stock price of SpartanNash common stock as of June 20, 2025.

The Transaction was unanimously approved by the Boards of Directors of both companies and is expected to close in late 2025, subject to certain customary closing conditions, including, among other things, Company shareholder approval and applicable regulatory approvals.

Earnings Conference Call and Fiscal 2025 Outlook

As previously announced on July 31, 2025, in light of the pending Transaction the Company will not host a quarterly earnings conference call. The Company will not provide fiscal 2025 financial guidance due to the pending Transaction.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. Committed to fostering a People First culture, the SpartanNash family of Associates is 20,000 strong. SpartanNash operates two complementary business segments – food wholesale and grocery retail. Its global supply chain network serves wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges. SpartanNash distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products. On the retail side, SpartanNash operates nearly 200 brick-and-mortar grocery stores, primarily under the banners of Family Fare®, Martin’s Super Markets and D&W® Fresh Market, in addition to dozens of pharmacies and fuel centers with convenience stores. Leveraging insights and solutions across its segments, SpartanNash offers a full suite of support services for independent grocers. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this communication and in any related oral statements include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, including statements regarding the Transaction of SpartanNash by C&S, shareholder and regulatory approvals, the expected timetable for completing the Transaction, expected benefits of the Transaction and any other statements regarding the future plans, strategies, objectives, goals or expectations of the combined company. These forward-looking statements may be identifiable by words or phrases indicating that SpartanNash and/or C&S “expects,” “projects,” “anticipates,” “plans,” “believes,” “intends,” or “estimates,” or that a particular occurrence or event “may,” “could,” “should,” “will” or “will likely” result, “occur” or “be pursued” or “continue” in the future, that the “outlook,” “trend,” “guidance” or “target” is toward a particular result or occurrence, that a development is an “opportunity,” “priority,” “strategy,” “focus,” that the combined company is “positioned” for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies may affect actual results and could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include risks related to the Transaction such as the ability to complete the Transaction on the agreed terms and expected timetable; the business uncertainties, operational disruptions and contractual restrictions during the pendency of the Transaction; litigation and regulatory proceedings related to the Transaction; the Company's ability to compete in an extremely competitive industry; the Company's dependence on certain major customers; the Company's ability to implement its growth strategy and transformation initiatives; the Company's ability to implement its growth strategy through acquisitions and successfully integrate acquired businesses; disruptions to the Company's information technology systems and security network, including security breaches and cyber-attacks; impacts to the availability and performance of the Company’s information technology systems; changes in relationships with the Company's vendor base; changes in product availability and product pricing from vendors; macroeconomic uncertainty, including rising inflation, potential economic recession, tariffs and increasing interest rates; difficulty attracting and retaining well-qualified Associates and effectively managing increased labor costs; failure to successfully retain or manage transitions with executive leaders and other key personnel; changes in geopolitical conditions; impairment charges for goodwill or other long-lived assets; impacts to the Company's business and reputation due to focus on environmental, social and governance matters; customers to whom the Company extends credit or for whom the Company guarantees loans may fail to repay the Company; disruptions associated with severe weather conditions and natural disasters, including effects from climate change; disruptions associated with disease outbreaks; the Company's ability to manage its private brand program for U.S. military commissaries, including the termination of the program or not achieving the desired results; the Company's level of indebtedness; interest rate fluctuations; the Company's ability to service its debt and to comply with debt covenants; changes in government regulations; labor relations issues; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; cost increases related to multi-employer pension plans; and other risks and uncertainties listed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission (the “SEC”). Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the Transaction, SpartanNash filed with the SEC a definitive proxy statement relating to the Transaction on July 31, 2025 and first mailed the definitive proxy statement and a proxy card to shareholders of record of SpartanNash on or about the same day. This communication is not intended to be, and is not, a substitute for the definitive proxy statement or any other document that SpartanNash has filed or expects to file with the SEC in connection with the Transaction. SPARTANNASH URGES INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND THESE OTHER MATERIALS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE INTO THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SPARTANNASH AND THE TRANSACTION. Any vote in respect of resolutions to be proposed at the SpartanNash shareholder meeting to approve the Transaction or other responses in relation to the Transaction should be made only on the basis of the information contained in the definitive proxy statement. Investors will be able to obtain free copies of the definitive proxy statement (when available) and other documents that will be filed by SpartanNash with the SEC at www.sec.gov, the SEC’s website, or from SpartanNash’s website at https://www.spartannash.com. In addition, the definitive proxy statement and other documents filed by SpartanNash with the SEC (when available) may be obtained from SpartanNash free of charge by directing a request to Investor Relations at https://corporate.spartannash.com/investor-relations.

No Offer or Solicitation

This press release is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

SpartanNash, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from SpartanNash shareholders in connection with the Transaction. Information about the SpartanNash’s directors and executive officers is set forth under the captions “Proposal 1–Election of Directors,” “Board of Directors,” “Ownership of SpartanNash Stock,” “SpartanNash’s Executive Officers,” “Executive Compensation” and “Compensation of Directors” sections of the definitive proxy statement for the SpartanNash annual meeting of shareholders, filed with the SEC on April 1, 2025. Additional information regarding ownership of SpartanNash’s securities by its directors and executive officers is included in such persons’ SEC filings on Forms 3 and 4. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of SpartanNash’s website located at https://corporate.spartannash.com/investor-relations. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Transaction will be included in the proxy statement that SpartanNash expects to file in connection with the Transaction and other relevant materials SpartanNash may file with the SEC.

# # #

INVESTOR CONTACT:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

MEDIA CONTACT:

Adrienne Chance

SVP and Chief Communications Officer

press@spartannash.com

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	July 12,	July 13,	July 12,	July 13,
(In thousands, except per share amounts)	2025	2024	2025	2024
Net sales	$2,271,145	$2,230,756	$5,180,769	$5,037,019
Cost of sales	1,888,523	1,877,753	4,316,653	4,243,672
Gross profit	382,622	353,003	864,116	793,347

Operating expenses
Selling, general and administrative	355,273	318,157	814,334	721,790
Acquisition and integration, net	9,315	2,613	13,155	2,940
Restructuring and asset impairment, net	(90)	6,107	(458)	11,875
Total operating expenses	364,498	326,877	827,031	736,605

Operating earnings	18,124	26,126	37,085	56,742

Other expenses and (income)
Interest expense, net	12,280	10,541	27,492	24,028
Other, net	(208)	(550)	(459)	(1,598)
Total other expenses, net	12,072	9,991	27,033	22,430

Earnings before income taxes	6,052	16,135	10,052	34,312
Income tax (benefit) expense	(138)	4,646	1,782	9,852
Net earnings	$6,190	$11,489	$8,270	$24,460

Net earnings per basic common share	$0.18	$0.34	$0.24	$0.72

Net earnings per diluted common share	$0.18	$0.34	$0.24	$0.71

Weighted average shares outstanding:
Basic	33,915	33,726	33,808	33,962
Diluted	34,446	33,958	34,234	34,329

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 12,	December 28,
(In thousands)	2025	2024
Assets
Current assets
Cash and cash equivalents	$25,504	$21,570
Accounts and notes receivable, net	450,133	448,887
Inventories, net	530,148	546,312
Prepaid expenses and other current assets	82,200	75,042
Total current assets	1,087,985	1,091,811

Property and equipment, net	759,350	779,984
Goodwill	181,035	181,035
Intangible assets, net	115,570	117,821
Operating lease assets	306,434	327,211
Other assets, net	107,135	104,434

Total assets	$2,557,509	$2,602,296

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$510,506	$485,017
Accrued payroll and benefits	60,767	85,829
Other accrued expenses	60,142	61,993
Current portion of operating lease liabilities	47,165	49,562
Current portion of long-term debt and finance lease liabilities	14,970	12,838
Total current liabilities	693,550	695,239

Long-term liabilities
Deferred income taxes	99,214	91,010
Operating lease liabilities	281,946	305,051
Other long-term liabilities	27,004	26,537
Long-term debt and finance lease liabilities	713,971	740,969
Total long-term liabilities	1,122,135	1,163,567

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 33,858 and 33,752 shares outstanding	461,887	454,751
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive (loss) income	(200)	1,337
Retained earnings	280,137	287,402
Total shareholders’ equity	741,824	743,490

Total liabilities and shareholders’ equity	$2,557,509	$2,602,296

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	28 Weeks Ended
(In thousands)	July 12, 2025	July 13, 2024
Cash flow activities
Net cash provided by operating activities	$112,563	$132,098
Net cash used in investing activities	(59,445)	(79,495)
Net cash used in financing activities	(49,184)	(45,325)
Net increase in cash and cash equivalents	3,934	7,278
Cash and cash equivalents at beginning of the period	21,570	17,964
Cash and cash equivalents at end of the period	$25,504	$25,242

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings (Loss) by Segment

(Unaudited)

12 Weeks Ended					28 Weeks Ended
(In thousands)	July 12, 2025		July 13, 2024		July 12, 2025		July 13, 2024
Wholesale Segment:
Net sales	$1,508,290	66.4%	$1,554,628	69.7%	$3,470,711	67.0%	$3,568,649	70.8%
Operating earnings	18,038		22,067		51,287		58,069
Retail Segment:
Net sales	762,855	33.6%	676,128	30.3%	1,710,058	33.0%	1,468,370	29.2%
Operating earnings (loss)	86		4,059		(14,202)		(1,327)
Total:
Net sales	$2,271,145	100.0%	$2,230,756	100.0%	$5,180,769	100.0%	$5,037,019	100.0%
Operating earnings	18,124		26,126		37,085		56,742

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding adjusted earnings from continuing operations, as well as per diluted share (“adjusted EPS”), net long-term debt, capital expenditures and IT capital, and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other items, LIFO expense, organizational realignment, and severance associated with cost reduction initiatives. Current year organizational realignment includes consulting and severance costs associated with the Company's cost savings initiatives, which relates to the reorganization of certain functions. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other items, LIFO expense, organizational realignment, severance associated with cost reduction initiatives and operating and non-operating costs associated with the postretirement plan amendment and settlement. Prior year organizational realignment includes consulting and severance costs associated with the Company's change in its go-to-market strategy. Costs related to the postretirement plan amendment and settlement include non-operating expenses associated with amortization of the prior service credit related to the amendment of the retiree medical plan, which are adjusted out of adjusted earnings from continuing operations. Postretirement plan amendment and settlement costs also include operating expenses related to payroll taxes which are adjusted out of all non-GAAP financial measures.

Each of these items are considered “non-operational” or “non-core” in nature.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 12, 2025	July 13, 2024	July 12, 2025	July 13, 2024
Net earnings	$6,190	$11,489	$8,270	$24,460
Income tax (benefit) expense	(138)	4,646	1,782	9,852
Other expenses, net	12,072	9,991	27,033	22,430
Operating earnings	18,124	26,126	37,085	56,742
Adjustments:
LIFO expense	3,472	1,509	8,106	3,529
Depreciation and amortization	27,876	23,342	64,719	53,988
Acquisition and integration, net	9,315	2,613	13,155	2,940
Restructuring and asset impairment, net	(90)	6,107	(458)	11,875
Cloud computing amortization	2,018	1,840	4,691	3,858
Organizational realignment, net	4,330	1,369	8,947	1,675
Severance associated with cost reduction initiatives	172	72	261	141
Stock-based compensation	3,525	1,900	9,294	5,620
Stock warrant	110	190	298	516
Non-cash rent	(292)	(725)	(776)	(1,626)
Loss on disposal of assets	135	64	237	44
Postretirement plan amendment and settlement	—	99	—	99
Adjusted EBITDA	$68,695	$64,506	$145,559	$139,401
Wholesale:
Operating earnings	$18,038	$22,067	$51,287	$58,069
Adjustments:
LIFO expense	2,423	1,153	5,670	2,708
Depreciation and amortization	13,769	12,301	31,860	28,379
Acquisition and integration, net	5,737	1,977	7,798	1,977
Restructuring and asset impairment, net	41	118	(3,564)	(32)
Cloud computing amortization	1,334	1,155	3,122	2,524
Organizational realignment, net	2,702	855	5,583	1,046
Severance associated with cost reduction initiatives	155	30	244	99
Stock-based compensation	2,320	1,357	6,230	3,861
Stock warrant	110	190	298	516
Non-cash rent	(38)	(243)	(69)	(543)
Loss (gain) on disposal of assets	35	(1)	(38)	(19)
Postretirement plan amendment and settlement	—	62	—	62
Adjusted EBITDA	$46,626	$41,021	$108,421	$98,647
Retail:
Operating earnings (loss)	86	4,059	(14,202)	(1,327)
Adjustments:
LIFO expense	1,049	356	2,436	821
Depreciation and amortization	14,107	11,041	32,859	25,609
Acquisition and integration, net	3,578	636	5,357	963
Restructuring and asset impairment, net	(131)	5,989	3,106	11,907
Cloud computing amortization	684	685	1,569	1,334
Organizational realignment, net	1,628	514	3,364	629
Severance associated with cost reduction initiatives	17	42	17	42
Stock-based compensation	1,205	543	3,064	1,759
Non-cash rent	(254)	(482)	(707)	(1,083)
Loss on disposal of assets	100	65	275	63
Postretirement plan amendment and settlement	—	37	—	37
Adjusted EBITDA	$22,069	$23,485	$37,138	$40,754

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”) is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Net Earnings to

Adjusted Earnings from Continuing Operations, as well as per diluted share (“adjusted EPS”)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	July 12, 2025		July 13, 2024
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$6,190	$0.18	$11,489	$0.34
Adjustments:
LIFO expense	3,472		1,509
Acquisition and integration, net	9,315		2,613
Restructuring and asset impairment, net	48		6,107
Organizational realignment, net	4,330		1,369
Severance associated with cost reduction initiatives	172		72
Postretirement plan amendment and settlement	—		(513)
Total adjustments	17,337		11,157
Income tax effect on adjustments (a)	(4,872)		(2,767)
Total adjustments, net of taxes	12,465	0.36	8,390	0.25
Adjusted earnings from continuing operations	$18,655	$0.54	$19,879	$0.59

	28 Weeks Ended
	July 12, 2025		July 13, 2024
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$8,270	$0.24	$24,460	$0.71
Adjustments:
LIFO expense	8,106		3,529
Acquisition and integration, net	13,155		2,940
Restructuring and asset impairment, net	(151)		11,875
Organizational realignment, net	8,947		1,675
Severance associated with cost reduction initiatives	261		141
Postretirement plan amendment and settlement	—		(1,458)
Total adjustments	30,318		18,702
Income tax effect on adjustments (a)	(7,973)		(4,803)
Total adjustments, net of taxes	22,345	0.65	13,899	0.41	*
Adjusted earnings from continuing operations	$30,615	$0.89	$38,359	$1.12
* Includes rounding

(a)
The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustments.

Notes: Adjusted earnings from continuing operations, as well as per diluted share (“adjusted EPS”), is a non-GAAP operating financial measure that the Company defines as net earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt and Net Loss to Adjusted EBITDA

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)	July 12, 2025	April 19, 2025
Current portion of long-term debt and finance lease liabilities	$14,970	$15,043
Long-term debt and finance lease liabilities	713,971	761,985
Total debt	728,941	777,028
Cash and cash equivalents	(25,504)	(19,970)
Net long-term debt	$703,437	$757,058

	Rolling 52- Weeks Ended
(In thousands, except for ratio)	July 12, 2025	April 19, 2025
Net loss	$(15,891)	$(10,592)
Income tax expense	2,656	7,440
Other expenses, net	47,539	45,458
Operating earnings	34,304	42,306
Adjustments:
LIFO expense	9,744	7,781
Depreciation and amortization	114,143	109,609
Acquisition and integration, net	13,328	6,626
Restructuring and goodwill / asset impairment, net	61,774	67,971
Cloud computing amortization	8,418	8,240
Organizational realignment, net	10,029	7,068
Severance associated with cost reduction initiatives	657	557
Stock-based compensation	14,417	12,792
Stock warrant	650	730
Non-cash rent	(1,829)	(2,262)
Gain on disposal of assets	(91)	(162)
Legal settlement	(900)	(900)
Postretirement plan amendment and settlement	—	99
Adjusted EBITDA	$264,644	$260,455

Net long-term debt to adjusted EBITDA ratio	2.7	2.9

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 5: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	28 Weeks Ended
(In thousands)	July 12, 2025	July 13, 2024
Purchases of property and equipment	$51,179	$67,074
Plus:
Cloud computing spend	5,032	6,347
Capital expenditures and IT capital	$56,211	$73,421

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.